Consent of Independent Registered Public Accounting Firm

The Board of Directors

Prudential’s Gibraltar Fund, Inc.:

We consent to the use of our report, dated February 12, 2020, with respect to the financial statements and financial highlights of Prudential’s Gibraltar Fund, Inc., as of December 31, 2019, and for the years presented therein, incorporated by reference herein. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectus and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

New York, New York

April 1, 2020